                        SUBSCRIPTION   AGREEMENT

China Bull Management Inc.

(A Nevada Corporation)

665 Ellsworth Avenue, New Haven, CT 06511

The prospective purchaser who is signing below hereby tenders this Purchase Offer and applies for the purchase of the number of shares of common stock, $.0001 par value, set forth below, in China Bull Management Inc., (hereafter "Incorporation") at a price of $0.50 per share and encloses a check, bank draft, or wire transfer of funds, payable to " China Bull Management Inc." in the amount set forth below for the stated number of shares. The prospective purchaser understands that these funds will not be returned to the prospective purchaser. The prospective purchaser hereby acknowledges receipt of an electronic copy of the Prospectus (drafting), which will be the majority part of S-1, scheduled filed before February 15, 2011. The prospective purchaser further hereby represents and warrants as follows:

1. The prospective purchaser, if a person, is at least 21 years of age, and has read the Prospectus (drafting) and, in particular, the materials in the "RISK FACTORS" section of the Prospectus (drafting).

2. The prospective purchaser understands that this purchase offer does not become a purchase agreement unless payment submitted with the purchase offer is promptly paid by the bank upon which it is drawn and until the offer is accepted by a duly authorized officer or agent of the Incorporation. The Incorporation may accept or reject part or whole of the offer.

3. The prospective purchaser hereby acknowledges and agrees that upon acceptance by the Corporation of this purchase offer, he/she is not entitled to cancel, terminate, or revoke this purchase offer after SEC announces the effective of the S-1 (Prospectus), and that this agreement shall survive death, disability, or transfer of control of the prospective purchaser.

MAKE CHECK PAYABLE TO: China Bull Management Inc.

Executed this________ day of February 2011.

Number of Shares of Purchase Offer: ___________        Aggregate Purchase Price:$_____________

Street Address:

                                     Signature of Purchaser:

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City/State/Zip:                                                  Print Full Name of Purchaser:

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                                                                          Taxpayer Identification or SSN:

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Accepted by: China Bull Management INC.

By:

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Title:

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Date:

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